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                              Amended Schedule A
                                    to the
                         Investment Advisory Agreement
                                    between
                          STI CLASSIC VARIABLE TRUST
                                      and
                         STI Capital Management, N.A.
                            dated October 22, 1997



Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

     Portfolio                               Fee (in basis points)
     ---------                               ---------------------

     Investment Grade Bond Fund                      .74%

     Capital Growth Fund                            1.15%

     Value Income Stock Fund                         .80%

     Mid-Cap Fund (formerly Aggressive Growth)      1.15%

     International Equity Fund                      1.25%

     Small Cap Equity Fund                          1.15%